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                                                                     EXHIBIT 5.1

                              [Letterhead Omitted]


                                  June 21, 2002


divine, inc.
1301 North Elston Avenue
Chicago, Illinois 60622

             Melita International Corporation 1997 Stock Option Plan
    eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan
                    eshare/divine 2001 Stock Incentive Plan
                       Registration Statement on Form S-8
             -------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to divine, inc., a Delaware corporation (the "COMPANY"), in connection with the preparation, execution, and filing of the registration statement on Form S-8 of the Company (the "REGISTRATION STATEMENT"), which covers 502,916 shares of Class A common stock, par value $.001 per share, of the Company (the "SHARES"), for issuance to holders of options granted under the following stock option plans: (i) Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000; eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended; and eshare/divine 2001 Stock Incentive Plan (collectively the "PLANS"). All outstanding options issued under these Plans have been assumed by the Company pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 8, 2001, among the Company; DES Acquisition Company, a wholly owned subsidiary of the Company; and eshare communications, Inc. We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other documents, corporate and other records, certificates, and other papers that we deemed it necessary to examine for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

     2. The Company has taken all action necessary to authorize (i) the offer for sale of the Shares pursuant to the Plans, and (ii) the issuance of the Shares in accordance with the Plans.

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divine, inc.
June 21, 2002
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     3.   The Shares, when issued and paid for in accordance with the Plans and upon the exercise of options granted pursuant to the Plans, will, upon such issuance, constitute legally issued, fully paid, and nonassessable shares of Class A common stock, par value $.001 per share, of the Company.

     Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution, and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement for the registration of the Shares under the Securities Act of 1933, as amended. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                              Very truly yours,

                                              /s/ Bell, Boyd & Lloyd LLC